Exhibit 99.2

Federal Deposit Insurance Corporation 10 Tenth Street, NE, Suite 800 Atlanta, Georgia 30309-3906	Atlanta Regional Office Division of Supervision and Consumer Protection (678) 916-2200

Board of Directors

Catawba Valley Bank

P. O. Box 2328

Hickory, North Carolina 28603

Dear Members of the Board:

Subject:    Memorandum of Understanding

The FDIC examination of the Bank as of January 18, 2005 reflected unsatisfactory conditions which, if not corrected, could worsen into a more severe situation. Thus, a program of corrective action is warranted as outlined in this Memorandum of Understanding (“Memorandum”). This Memorandum represents an agreement between the Board of Directors of the Bank and the Regional Director of the FDIC’s Atlanta Regional Office and the North Carolina Office of the Commissioner of Banks (referred to as “Supervisory Authorities”), whereby the Bank, through its board, agrees that it will move in good faith to comply with the requirements of the Memorandum and eliminate the problems of the Bank. The program of corrective action is as follows (all time periods contained in this Memorandum shall start with the effective date of this Memorandum):

(1)	Within 60 days, the Bank shall submit a capital plan that is acceptable to the Supervisory Authorities for the restoration of the bank’s capital and maintain a “Well Capitalized” capital category.

(2)	Within 60 days, the remaining balance of all assets classified Loss in the report of examination as of January 18, 2005 (the “Report”) shall be charged off. As long as this Memorandum remains in effect, unless otherwise approved in writing by the Supervisory Authorities, the Bank shall charge off within 30 days of the receipt of any official report of examination by either State or FDIC examiners, the remaining balance of any assets classified Loss.

Board of Directors

Catawba Valley Bank

(3)	Within 60 days, the Bank shall submit to the Supervisory Authorities specific plans and proposals to effect the reduction and/or improvement of any lines of credit and loan relationships which are adversely classified by the FDIC as of January 18, 2005, and which aggregate $500,000 or more as of that date. Such plans shall thereafter be monitored and progress reports thereon resubmitted by the Bank at 90-day intervals concurrently with the other reporting requirements set forth in this Memorandum.

(4)	Following the effective date of this Memorandum, the Bank shall establish an effective system of loan documentation and shall take all necessary steps to correct and/or eliminate all technical exceptions as of January 18, 2005. In addition, and so long as this Memorandum remains in effect, the Bank shall ensure that all necessary supporting documentation, or evidence thereof, is obtained and evaluated before any further credit or loan is extended by the Bank.

(5)	Within 60 days, the Bank shall review its written loan policy for any changes it deems appropriate. This review should specifically evaluate possible means of strengthening the policy as it relates to the use of interest only loans and loan renewals/extensions/deferrals. This review should also include an assessment of the bank’s methodology for determining the adequacy of the Allowance for Loan and Lease Losses so as to comply with Generally Accepted Accounting Principles (GAAP). After review and revision, the policy should be adopted by the Bank’s Board of Directors and fully implemented by officers of the Bank.

(6)	Prior to submission or publication of all quarterly Reports of Condition and Income, after the effective date of this Memorandum, the Board of Directors of the Bank shall review the adequacy of the Bank’s allowance for loan and lease losses, shall provide an adequate allowance, and shall report such allowance on the Bank’s Reports of Condition and Income.

Board of Directors

Catawba Valley Bank

The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review, the amount of increase in the allowance recommended, if any, and the basis for determination of the amount of the allowance provided.

(7)	Within 60 days, the Bank shall prepare and submit to the Supervisory Authorities a comprehensive strategic plan, including a budget and earnings forecast for the Bank. The initial budget shall cover 2005. Subsequently, budgets will be prepared and submitted annually as of January 1 of each year for as long as this Memorandum remains in effect.

(8)	Within 60 days, the Bank shall take steps necessary, consistent with sound banking practices to correct all violations of laws, rules and regulations cited by the FDIC in the Violations of Laws and Regulations pages in the Report. In addition, the Bank shall adopt appropriate procedures to ensure the Bank’s future compliance with all applicable laws, rules and regulations.

(9)	Progress reports shall be furnished every 90 days to the Supervisory Authorities detailing steps taken to comply with the various provisions of this Memorandum. This requirement for progress reports shall continue during the life of this Memorandum unless modified or terminated in writing by the Regional Director and the Commissioner.

July 26, 2005	/s/ James C. Watkins
Date	James C. Watkins
Assistant Regional Director
Federal Deposit Insurance Corporation

July 28, 2005	/s/ David B. Hanson
Date	David B. Hanson
Chief Deputy Commissioner of Banks
North Carolina Office of the Commissioner of Banks

Board of Directors

Catawba Valley Bank

We, the undersigned directors of Catawba Valley Bank, Hickory, North Carolina,

acknowledge receipt and agree to the terms of this Memorandum.

/s/ Larry J. Farthing
Larry J. Farthing

/s/ Hal Huffman, Jr.
Hal Huffman, Jr.

/s/ Robert P. Huntley
Robert P. Huntley

/s/ W. Steve Ikerd
W. Steve Ikerd

/s/ Robert T. King
Robert T. King

/s/ Joe I. Marshall, Jr
Joe I. Marshall, Jr.

/s/ Patrica M. Moss
Patrica M. Moss

/s/ Cloyd H. Propst
Cloyd H. Propst

/s/ Howard L. Pruitt
Howard L. Pruitt

/s/ Ronald Shoemaker
Ronald Shoemaker

/s/ William R. Sigmon, Jr., MD
William R. Sigmon, Jr., MD